UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 16, 2016

LIBERTY PROPERTY TRUST

LIBERTY PROPERTY LIMITED PARTNERSHIP

(Exact name of registrant specified in its charter)

Maryland Pennsylvania	1-13130 1-13132	23-7768996 23-2766549
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Chesterfield Parkway Malvern, PA	19355
(Address of principal executive offices)	(Zip Code)

Registrants’ telephone, including area code:  (610) 648-1700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting held on March 16, 2016, the Compensation Committee (the “Committee”) of the Board of Trustees (the “Board”) of Liberty Property Trust (the “Company”) approved awards (the “2016 Awards”) under the Liberty Property Trust 2008 Long-Term Incentive Plan, as restated and amended in 2014 (the “2008 Plan”), with the purpose of providing performance incentives to the named executive officers of the Company. The 2016 Awards, described below in more detail, provide for an aggregate award (the “Award”) to each named executive officer composed of (i) a grant of performance-based restricted stock units in the amount of 65% of the Award (the “Performance-Based RSU Component”), and (ii) a grant of time-based restricted shares in the amount of 35% of the Award (the “Time-Based Share Component”).  When the Company’s common shares of beneficial interest, $0.001 par value (the “Common Shares”), are issued with respect to the Awards they underlie, they will be issued under the Company’s Amended and Restated Share Incentive Plan (the “Share Incentive Plan”), and shall generally be subject to the terms and conditions of that plan.

2016 Awards

The 2016 Awards have the following general features:

Restricted Stock Units.  A “restricted stock unit” (“RSU”) under the 2008 Plan consists of a legally-binding promise to pay the executive a certain number of the Common Shares at the end of a specified time period to the extent certain performance criteria are met or exceeded.

Under the 2008 Plan, the Committee has the ability to utilize a wide variety of performance measures on which to base each particular year’s grant of RSUs, and will act each year to designate the specific performance measures for that year.  For the Performance-Based RSU Component of the 2016 Awards, this measure is based on the Company’s total shareholder return as compared to a designated peer group (the “Relative TSR”) over a three-year performance period (the “Award Period”).

The Committee has adopted a performance metrics schedule for the Performance-Based RSU Component of the 2016 Awards, listing the threshold at which the RSUs will be earned, in relation to the specified target levels of Relative TSR performance over the three-year Award Period.  These levels provide for specified awards upon attainment of stipulated percentages of the target level, with the maximum number of Common Shares payable equal to 200% (272% for our Chief Executive Officer) of the targeted number of RSUs granted in connection with the 2016 Awards, with the Committee retaining discretion to reduce the award from the prescribed level as it deems fit. Any dividends that accumulate prior to the end of the Award Period will be paid if and when the related RSUs are earned and paid, in an amount based on the number of Common Shares actually earned and paid.

If a recipient of an Award quits or is discharged for cause prior to the end of the Award Period, all RSUs will be forfeited. If the recipient of an Award instead terminates by reason of death, disability or “Retirement” (as defined in the Share Incentive Plan) prior to the end of the Award Period, the treatment of the RSUs shall be as set forth in the grant documents.  The RSUs are also subject to early vesting pursuant to the Company’s Senior Officer Severance Plan (the “Severance Plan”).  The 2008 Plan also includes several common customary covenants, subject to the Committee’s discretion, that would trigger forfeiture of the RSUs.

Restricted Shares.  A “restricted share” under the 2008 Plan consists of the grant of Common Shares to the executives which are eligible to vest on the third anniversary of the grant date. During the vesting period, the recipient of the award is entitled to vote with respect to the restricted shares and will receive dividends currently.

If a recipient of an Award quits or is discharged for cause prior to the end of the Award Period, all restricted shares will be forfeited. If the recipient of an Award instead terminates by reason of death, disability or Retirement prior to the end of the Award Period, the treatment of the restricted shares shall be as set forth in the grant documents.  The restricted shares are also subject to early vesting pursuant to the Severance Plan.  The 2008 Plan also includes several common customary covenants, subject to the Committee’s discretion, that would trigger forfeiture of the restricted shares.

On March 16, 2016, the Committee made the following Awards under the 2008 Plan, such Awards to be granted as of the close of business on March 16, 2016:

Named Executive Officer	Number of Performance-Based RSUs(1)	Number of Time-Based Restricted Shares(2)
William P. Hankowsky	35,521	19,127
George J. Alburger, Jr.	13,817	7,440
Michael T. Hagan	11,965	6,443
Herman C. Fala	11,230	6,047

(1)                                 As described above, the RSUs constituting the Performance-Based RSU Component of the 2016 Awards are eligible to be earned on the basis of Relative TSR for the full Award Period, using a performance schedule determined at the time of the award. The determination of whether the Performance-Based RSU Component of the 2016 Awards is earned and payable shall be made at the end of the Award Period.

(2)                                 As described above, the restricted shares constituting the Time-Based Share Component of the 2016 Awards are eligible to be earned on the third anniversary of the grant date, subject to continued employment with the Company, with vesting in the case of death, disability or retirement in accordance with the provisions of the grant documents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY PROPERTY TRUST

By:	/s/ Herman C. Fala
Herman C. Fala
Secretary and General Counsel

LIBERTY PROPERTY
LIMITED PARTNERSHIP

By:	Liberty Property Trust, its sole
General Partner

By:	/s/ Herman C. Fala
Herman C. Fala
Secretary and General Counsel

Dated: March 22, 2016